EXHIBIT 99.2

ADDITIONAL SECOND QUARTER 2009 DISCLOSURES

(Unaudited)

·	Unrestricted cash, cash equivalents and investments (including long-term portion) at June 30, 2009 was $389.4 million, up nearly $49 million over the 2008 year-end balance.

·
As a result of our cash balance and improved financial results, we have earned reductions to the amounts eligible for holdback by our two largest credit card processors. Based on our current outlook, we do not believe that we will have any cash heldback by our two largest processors for the remainder of this year.

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

Our projected capacity, as measured by available seat miles (ASMs), compared to the analogous periods of 2008 are as follows:

PERIOD	PERCENT CHANGE
Third Quarter 2009	Down 1% to 2%
Fourth Quarter 2009	Up 4% to 6%
2009 as a whole	Down 2% to 4%

While advance bookings are improving over the levels of May and June, we currently expect our load factors and yields to be down year-over-year in each month of the third quarter as a result of continued economic weakness.

Our projected unit revenue, non-fuel unit cost, and average cost per gallon of fuel, all in for the third quarter of 2009 compared to the third quarter of 2008 are as follows:

CHANGE
Total unit revenue per ASM	Down 9% to 10%
Non-fuel unit operating cost per ASM	Up 4% to 5%
Average economic cost per gallon of fuel, all-in (including taxes, into-plane fees, and anticipated realized hedging gains and losses)	$1.95 to $2.00

Our combined fuel hedge portfolio is currently as follows:

PERIOD	EXPECTED FUEL HEDGED
Third Quarter 2009	49%
Fourth Quarter 2009	55%
First Quarter 2010	30%
2010 as a whole	20%

We have also hedged approximately 40% of our refinery margins for jet fuel for the third and fourth quarters of this year. These jet crack hedges are most heavily weighted in the hurricane prone months of September and October with over 70% of our refinery exposure protected during each of those months.